                                                                    EXHIBIT 10.7
                               LICENSE AGREEMENT

          This LICENSE AGREEMENT (the "Agreement") is entered into as of October 22, 1997, between Online System Services, Inc., a Colorado corporation ("OSS") with offices at 1800 Glenarm Place, Suite 1800, Denver, Colorado 80202, and Medical Education Collaborative, a Colorado nonprofit corporation ("MEC") with offices at 1800 Jackson Street, Suite 200, Golden CO 80401.

                                   RECITALS

     WHEREAS, OSS develops sophisticated, high-end WorldWide Web ("Web") products for use in connection with the Internet, including standard and custom Web sites targeted at the health-care industry; and

     WHEREAS, MEC is a nationally recognized provider of CME in the health-care industry; and

     WHEREAS, OSS has developed an integrated network or "market space," called MD Gateway ("MD Gateway"), which provides a Web site through which interested persons may access medical information and continuing medical EDUCATION ("CME") information; and

     WHEREAS, OSS owns the URL Web address "www.mdgateway.com" as well as certain trademarks, copyrights, and other intellectual property rights associated with MD Gateway; and

     WHEREAS, MEC desires to improve its existing online medical information resources and the ability to provide CME information through the Internet for physicians, nurses, pharmacists and other health-care professionals, and desires to do so through a license to certain rights in MD Gateway; and

     WHEREAS, OSS desires to license to MEC certain rights in MD Gateway on the terms and conditions set forth herein,

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

                                  ARTICLE 1.

                                     GRANT
                                     -----

     1.1 MD Gateway. OSS grants to MEC and MEC accepts an exclusive license to
         ----------
use, market, advertise and promote the following items:

         (a) MD Gateway, including all hardware and software comprising the integrated network and the Web site, as well as a T I telecommunications facility, as identified in Schedule A;

         (b) Copies of all documentation related to the hardware and software of MD Gateway including, but not limited to, user's manuals and customer support manuals;

         (c) All trademarks used in connection with MD Gateway, which trademarks are portrayed in Schedule B;

         (d) All other intellectual property rights in and to MD Gateway including, but not limited to, copyright to the layout of the Web site and all materials displayed on the Web site on or before the date of this Agreement; and

         (e) The URL Web address "www.mdgateway.com".

         (f) The right to use any capacity on the T1 telecommunications facility not required in connection with MD Gateway for other Internet communication purposes of MEC.

     1.2 Scope of Exclusivity. OSS acknowledges and agrees that the exclusive
         --------------------
rights granted to MEC in Section 1. 1 above exclude both OSS and any third party (defined as any party other than OSS and MEC) from using, advertising, marketing, or promoting the rights identified in Section 1. 1 above while this Agreement is in effect.

                                  ARTICLE 11.

                                     TERM
                                     ----

     2.1 Term. This Agreement shall commence on the date set forth above and
         ----
shall continue in effect for a term of five (5) years- from such date, unless sooner terminated in accordance with the provisions of Article VIII below, or unless renewed in accordance with Section 2.2 below.

     2.2 Automatic Renewal. This Agreement shall automatically renew for
         -----------------
additional five-year terms unless MEC gives notice to OSS at least 90 days before the end of a five-year term of this Agreement expressing its desire that this Agreement not be extended.

                                 ARTICLE Ill.

               DELIVERY, INSTALLATION, ACCEPTANCE, AND TRAINING
               ------------------------------------------------

     3.1 Installation of MD Gateway. Within 30 days of the execution and
         --------------------------
delivery of this Agreement, OSS shall deliver to the premises of MEC and install within such premises all of the hardware and software COMPONENTS OF MD GATEWAY (AS IDENTIFIED IN SCHEDULE A). OSS shall also arrange for the installation of a T I telecommunications facility to connect the MD Gateway installation on MEC's premises to an Internet gateway computer network operated and maintained by OSS.

     3.2 Acceptance. Unless MEC, within 30 days after the date of delivery of MD
         ----------
Gateway, notifies OSS in writing to the contrary, MD Gateway shall be deemed to be acceptable by MEC as of the date of completion of installation. OSS's warranty set forth in Section 6.1 shall commence on the date OSS has completed installation.

     3.4 Standard Training. OSS shall provide training to two (2) individuals
         -----------------
chosen by MEC. The training shall be sufficient to enable those two individuals to program and operate MD Gateway at a level adequate to act as a replacement of OSS as the source of all technical support required by MEC.

     3.5 Additional Training. In addition to the training provided pursuant to
         -------------------
Section 3.4 above, MEC may request additional training from OSS which OSS may provide upon terms and conditions acceptable to MEC and OSS.

     3.6 Maintenance. MEC acknowledges and agrees that this Agreement does not
         -----------
contemplate any on-going maintenance services by OSS of the equipment and software installed by OSS on MEC's premises pursuant to Section 3.1 above. OSS acknowledges and agrees that OSS shall be responsible for maintaining the T1 telecommunications facility connecting the MD Gateway system on MEC's premises with an Internet gateway computer network operated and maintained by OSS. OSS further acknowledges and agrees that OSS shall be responsible for the on-going maintenance of the Internet gateway computer network through which NM Gateway connects to the Internet and for any on-going maintenance of the redundant version of MD Gateway and the computer on which it is loaded, all as described in Section 6.5(c) below.

                                  ARTICLE IV.

                                    PAYMENT
                                    -------

      4.1 Royalty. MEC agrees to pay OSS, as a royalty for the rights granted to
          -------
MEC under this Agreement and in consideration of all other obligations and commitments of OSS under this Agreement, a royalty fee based on the MD Gateway Revenue as defined in Section 4.2 below and the Webmaster cost as defined in
Section 4.3 below. The royalty fee shall be calculated at the end of each calendar quarter in which this Agreement is in effect. The amount of the quarterly royalty fee shall be 35 % of the amount by which the quarterly MD Gateway Revenue exceeds the quarterly Webmaster Cost. If, for any given calendar quarter, the quarterly MD Gateway Revenue is less than the quarterly Webmaster Cost, then the quarterly royalty fee for such quarter shall be $0.00 and the amount of the deficiency shall be added to and included in the quarterly Webmaster Cost of the succeeding calendar quarter.

     4.2 MD Gateway Revenue. For purposes of this Article IV, MD Gateway Revenue
         ------------------
shall be the sum of all revenue received by MEC, less any refunds attributable to such revenue, in connection with its operation of MD Gateway including, but not limited to:

         (1) access and usage fees levied on information users of MD Gateway;

         (2) service ("hosting") fees charged to information providers on MD Gateway; and

         (3) advertising fees charged to advertisers on MD Gateway.

     4.3 Webmaster Cost. For purposes of this Article IV, Webmaster Cost shall
         --------------
be the total cost (salary, benefits and withholdings) incurred by MEC in connection with the employment of one individual as a Webmaster for MD Gateway.

     4.4 Quarterly Statements. On or before the 30th day of the month following
         --------------------
each calendar quarter (for purposes of this Agreement, a calendar quarter shall end on the last day of March, June, September and December), MEC shall furnish to OSS complete and accurate statements certified to be accurate by MEC showing the MD Gateway Revenue received and the Webmaster cost incurred during the preceding calendar quarter. OSS agrees that no statement shall be due for the calendar quarter ending September 30, 1997; rather, all information relevant for the month of September 1997 shall be included in the statement due in January 1998.

     4.5 Quarterly Payments. Royalty payments due hereunder shall be due on the
         ------------------
30th day of the month following the calendar quarter in which earned, and payment shall accompany the statements furnished as required above. The receipt or acceptance by OSS of any of the statements furnished pursuant to this Agreement or of any royalties paid hereunder (or the cashing of any royalty checks paid hereunder) shall not preclude OSS from questioning the correctness thereof at any time, within two years from date thereof, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment shall be made by MEC.


                                  ARTICLE V.

                                  ACCOUNTING
                                  ----------

     5.1 Books and Records. MEC agrees to keep accurate books of account and
         -----------------
records at its principal place of business covering all transactions relating to the license hereby granted, the MD Gateway Revenue and the Webmaster Cost.

     5.2 Reasonable Inspections. OSS SHALL HAVE the right to examine, in person
         ----------------------
or through its legal representatives, all MEC books of account and records described in Section 5.1 above at any time during reasonable business hours of MEC upon three days prior written notice, subject only to such protection as may be necessary to prevent further dissemination of the inventions, trade secrets and other confidential information of MEC.

                                  ARTICLE VI.

             REPRESENTATIONS, WARRANTIES, AND ADDITIONAL COVENANTS
             -----------------------------------------------------

     6.1 Representations of OSS. OSS represents and warrants to MEC as set forth
         ----------------------
in this Section 6. 1. Any inaccuracy of such representations and warranties as of the date of this License Agreement shall constitute a breach of this Agreement.

         (a) OSS is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, U.S.A. OSS has all corporate authority to enter into this License Agreement and all other agreements between OSS and MEC, and to perform its obligations hereunder and thereunder. All action required of OSS's members and managers and any other similar action by OSS required to authorize the execution and delivery of each of the agreements between OSS and MEC has been completed.

         (b) This Agreement is a valid and binding obligation of OSS enforceable against OSS in accordance with its terms.

     6.2 Representations of MEC. MEC represents and warrants to OSS as set forth
         ----------------------
in this Section 6.2. Any inaccuracy of such representations and warranties as of the date of this Agreement shall constitute a breach of this Agreement.

         (a) MEC is a nonprofit corporation duly organized, validly existing and in good standing under the laws of Colorado.. MEC has all corporate authority to enter into this Agreement. All actions required of MEC's management, shareholders and any other similar action by MEC required to authorize the execution and delivery of this Agreement and all other agreements between OSS and MEC have been completed.

         (b) This Agreement constitutes a valid and binding obligation of MEC enforceable against MEC in accordance with its terms.

     6.3 Warranties of OSS.
         ------------------

         (a) OSS hereby warrants that OSS is the legal and beneficial owner of the rights granted to MEC pursuant to the exclusive license set forth in Article I above, and is the owner of all items to be used in connection with such grant of rights. OSS hereby agrees to indemnify and hold MEC and its officers, directors, employees and agents harmless from and against any and all loss, cost, damage, liability or expense (including without limitation reasonable attorney's fees, court costs and other reasonable litigation expenses) suffered, sustained or incurred by MEC or its officers, directors, employees or agents as a result of, arising out of or in connection with any breach by OSS of the foregoing warranty and representation.

         (b) OSS agrees to defend or settle, at OSS's expense, any action brought against MEC based upon or arising out of any infringement by OSS or MEC's use, marketing, advertising, or promoting of MD Gateway of any patent, trademark, copyright, trade secret, or other proprietary right. OSS FURTHER agrees to pay any costs, damages, and attorneys' fees finally awarded against MEC in such action by a court of law, after all appeals, which are attributable to such claim.

     6.4 Warranties of MEC. MEC shall indemnify and hold harmless OSS and its
         -----------------
officers, directors, employees, agents and affiliates ("Indemnified Parties") from and against any and all claims, causes of action, suits, damages, liabilities, and/or judgments and settlements including all costs, expenses, and attorneys' and accountants' fees that an Indemnified Party may incur due to any breach by MEC of any of its representations, and/or warranties, obligations under this Agreement. MEC shall undertake to conduct the defense of such suit at its own expense, it being understood, however, that OSS has at all times the option to participate in, or undertake any litigation involving said matters through counsel of OSS's own selection and at OSS's own expense, subject to the indemnity and hold harmless obligations of MEC hereunder with respect to such expense. MEC shall not make any settlement of any claim, suit, or demand for which OSS may become responsible hereunder without OSS's written consent, which shall not be unreasonably withheld.

     6.5 Covenants of OSS.
         -----------------

         (a) OSS shall not voluntarily take any action or allow any event within its control to occur that, in either case, would cause any of the representations and warranties in section 6.1 to become inaccurate.

         (b) During the term of this Agreement, OSS shall not provide Web development services to anyone other than MEC in connection with any project which is intended to aggregate medical or CME information provided by two or more providers. The parties intend for the terms of this Section to be specifically enforceable.

         (c) During the term of this Agreement OSS shall continuously provide Internet access for MD Gateway and other MEC uses via the T1 telecommunications facility and an Internet Gateway computer network as described in Section 3.1 above. OSS shall also maintain a redundant version of MD Gateway on an Internet gateway computer, or a computer connected to an Internet gateway computer, operated and maintained by OSS, which version shall serve as the active version of MD Gateway in the event that the T1 telecommunications facility is down or MD Gateway is otherwise unavailable from MEC's premises.

         (d) During the term of this Agreement OSS shall take all steps necessary to preserve its ownership interest in the items made subject to an exclusive license to MEC in Article 1.

     6.6 Covenants of MEC.
         -----------------

         (a) MEC shall not voluntarily take any action or allow any event within its control to occur that, in either case, would cause any of the representations and warranties in section 6.2 to become inaccurate.

         (b) During the term of this Agreement, MEC shall not engage or work with any Internet or Web provider other than OSS to obtain Internet or Web development services. The parties intend for the terms of this paragraph (b) to be specifically enforceable.

                                 ARTICLE VII.

                   OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS
                   -----------------------------------------

     7.1 Rights Owned by OSS.
         --------------------

         (a) MEC acknowledges and agrees that MD Gateway is and shall remain a proprietary business asset of OSS, and that OSS retains sole ownership of all right, title and interest in the items enumerated in Section 1.1 above.

     7.2 Rights Owned by MEC.
         --------------------

         (a) OSS acknowledges and agrees that MEC shall own all rights, title and interest in any copyrights, trademarks, tradenames, patents, trade secrets, or other intellectual property which MEC creates as part of its operation of MD Gateway; provided, however, that MEC shall not acquire under this Agreement any ownership interest in the trademark WD Gateway."

                                 ARTICLE VIII.

                                  TERMINATION
                                  -----------

     8.1 Defaults On This Agreement. As used herein, the term "default" shall
         --------------------------
mean a material breach of this Agreement that is not cured by the breaching party within 30 days following receipt of written notice of default from the other party. In the event of a default by either party, the party not in default shall be entitled to any and all remedies available at law or in equity, including but not limited to damages, specific performance and/or termination of this Agreement. This Agreement may be terminated by the party not in default, at any time following a default, by delivery of a written notice of termination to the defaulting party, and termination shall take effect immediately upon the giving of notice hereunder.

     8.2 External Conditions. In the event that (i) MEC discontinues operation
         -------------------
of MD Gateway, (ii) MEC shall make an assignment for the benefit of creditors,
(iii) MEC shall go into liquidation, or (iv) a trustee is appointed for the benefit of creditors and the trustee is not discharged within 30 days of his appointment, whether any of the aforesaid events be the outcome of a voluntary act of MEC or otherwise, OSS shall be entitled to terminate this Agreement forthwith by giving notice to such effect to MEC, and termination shall take effect immediately upon the giving of notice hereunder.

     8.3 Preservation of Intellectual Property Rights Under This Agreement. The
         -----------------------------------------------------------------
termination of this Agreement for any reason shall be without prejudice to any of OSS's or MEC's intellectual property rights as described in Article VII of this Agreement.

     8.4 Mutual Obligations. Notwithstanding termination of this Agreement, the
         ------------------
parties shall be required to carry out any provisions hereof which contemplate performance by them subsequent to such termination, and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination.

     8.5 OSS Rights in MD Gateway. In the event of any termination of this
         ------------------------
Agreement according to the terms hereof, MEC shall immediately discontinue all use of MD Gateway. All rights to MD Gateway as described in Section 7.1 above shall automatically revert to OSS and MEC shall promptly execute any and all documents reasonably required by OSS in connection with such discontinuance and reversion.

     8.6 Return of Equipment. After termination and within twenty-one (2 1) days
         -------------------
from the date of OSS's written notice of termination to MEC, MEC shall at its cost return to OSS all items associated with MD Gateway as identified in Article 1.

     8.7 MEC Intellectual Property. In the event of termination of this
         -------------------------
Agreement, OSS acknowledges that MEC shall own all right, title and interest in and to all intellectual property described in Section 7.2 above.

                                  ARTICLE IX

                           MISCELLANEOUS PROVISIONS
                           ------------------------

     9.1 Assignment. This Agreement and the rights granted hereunder cannot be
         ----------
assigned or otherwise transferred by a party hereto without the prior written consent of the other party hereto. Any attempted assignment or transfer without such consent shall be null and void.

     9.2 Relationship of the Parties. Nothing herein contained shall be deemed
         ---------------------------
or construed to constitute either party hereto the agent of the other party hereto or to create a partnership or joint venture between the parties hereto, and neither party shall have any power hereunder to obligate or bind the other party in any manner whatsoever.

     9.3 Governing Law and Dispute Resolution. This Agreement shall be governed
         ------------------------------------
by and interpreted in accordance with the laws of the State of Colorado. Except as provided in Section 9.4 below, any action, claim or suit initiated in connection with this Agreement shall be prosecuted exclusively within the courts of the State of Colorado located in Colorado Springs, except where exclusive federal jurisdiction applies, in which case an action, claim or suit initiated in connection with this Agreement shall be prosecuted in U.S. District Court in Denver.

     9.4 Arbitration. In addition to its other rights and remedies under Section
         -----------
9.3 above, either party may require that any dispute concerning this Agreement, its interpretation or application, including any dispute relating to either party's right to terminate this Agreement, shall be resolved by mandatory arbitration as set forth below:

         (a) In the event of any disagreement or dispute that a party wishes to submit to arbitration, such party (the "Initiating Party") may request arbitration by providing a written "notice of dispute" to the other party (the "Responding Party") and such notice shall require both parties to submit to mandatory and binding arbitration. The Initiating Party shall have the responsibility of notifying the American Arbitration Association's Denver Regional Office, which shall conduct the arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.

         (b) The arbitrators shall have full power to decide the dispute presented, including the power to order affirmative or negative injunctive relief and may award compensatory damages to the prevailing party, if any. The arbitrators shall also award reasonable attorneys' fees and costs to the prevailing party. The award rendered by the arbitrators shall be final and judgment may be entered upon it in accordance with applicable law in any court of competent jurisdiction.

         (c) Arbitration shall be conducted by a three-person panel of arbitrators (or such lesser number of arbitrators as may be mutually agreed) in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall be chosen by mutual agreement of the parties, or, if no agreement can be reached, by use of the procedures of the American Arbitration Association.

         (d) The arbitration hearing shall be held in Denver, Colorado.

     9.5 Notices. All notices, requests and other communications from one of the
         -------
parties hereto to any or all of the others shall be given in writing and deemed to have been duly given or served if personally delivered, or sent by first class, certified mail, return receipt requested, postage prepaid, to the party at the address provided below, or to such other address as such party may hereafter designate by written notice to the other parties.

If to OSS:              Online System Services, Inc.
-----------
                        Attn: Steve Adams, President
                        1800 Glenarm. Place
                        Suite 1800
                        Denver, Colorado 80202

If to MEC:              Medical Education Collaborative, Inc.
-----------
                        Attn: Charles P. Spickert, President
                        1800 Jackson Street
                        Suite 200
                        Golden CO 80401

     9.6 Entire Agreement. This Agreement constitutes the complete and exclusive
         ----------------
statement of the agreement between the parties, and supersedes all prior and concurrent proposals and understandings, whether oral or written, and all other communications between the parties relating to the subject matter of this Agreement. The parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument in writing duly executed by all parties hereto.

     9.7 Force Majeure. If either party is unable to perform any of its
         -------------
obligations under this Agreement, other than payments due hereunder, or to enjoy any of its benefits, other than payments due hereunder, because of (or if loss of the Equipment is caused by) natural disaster, actions or decrees of governmental bodies or communications line failure not the fault of the affected party (a "Force Majeure Event"), the party who has been so affected shall immediately give notice to the OTHER PARTY AND shall do everything possible to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended. If the period of nonperformance exceeds 15 days from the receipt of notice of the Force Majeure Event, the party whose ability has not been so affected may by giving notice terminate this Agreement. However, delays in delivery due to Force Majeure Events shall automatically extend the delivery date for a period equal to the duration of such Events; any warranty period affected by a Force Majeure Event shall likewise be extended for a period equal to the duration of such event.

     9.8 Consent of a Party. Wherever the consent or approval of a party hereto
         ------------------
is required pursuant to any provisions of this Agreement, the same shall not be deemed to have been given unless in writing, signed by the party whose consent or approval is required.

     9.9 Execution of Documents. Each party agrees to and shall execute any and
         ----------------------
all documents and do any and all acts or things reasonably necessary to fulfill each party's obligations hereunder, including, if necessary to effect the intent of the parties or to comply with applicable laws, rulings or regulations, the execution of two or more separate documents to evidence the terms and conditions of this Agreement.

     9.10 Binding Agreement. This Agreement shall be binding upon and inure to
          -----------------
the benefit of the legal representatives, parent companies, subsidiaries, affiliates, related companies, successors, and assigns (subject to approval in accordance with Section 9.1 above) of the parties hereto.

     9.11 Interpretation. In the interpretation of this Agreement, words
          --------------
importing the singular number shall include the plural and visa versa words importing the neuter gender shall include the masculine and feminine gender and words importing a corporation shall include a person, except to the extent that such interpretation shall be excluded by or be repugnant to the context.

     9.12 Signatures. The individuals signing this Agreement on behalf of the
          ----------
parties hereto represent and warrant that they have the requisite authority to do so and to bind the party for whom they sign to the terms of this Agreement.

     9.13 Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

     Executed as of the date first set forth above.

Online System Services, Inc.            Medical Education Collaborative, Inc.


By: /s/ Steve Adams                     By: /s/ Charles P. Spickert, MPH
    ------------------------                --------------------------------
    Steve Adams,                            Charles P. Spickert, MPH,
    President                               President/CEO

                                  SCHEDULE A

                           COMPONENTS OF MD GATEWAY
                           ------------------------

Router Cisco 2501 (IOS IP software set, 2-Serial, I Ethernet)
Tylink T-1 CSU/DSU
Accton 10BaseT hub (16 Ports)

WebMaster Workstation (Pentium P5-133, 32MB RAM, 1.7 GB HD,
4X CD-ROM w speakers, 3.5 " FD, Intel Ethernet Express I OX card)
Microsoft Windows NT Workstation 4.0
Maxtech 14" monitor

Web Server - Physically located in the web server suite at OSS

Software necessary to support existing and planned web site features (as currently exist in CME Gateway, MD Gateway and CAA), including but not limited to database, statistics, e-commerce, broadcast e-mail (eg, Visual InterDev, SQL Enterprise Manager)

                                  SCHEDULE B

                  TRADEMARK RIGHTS ASSOCIATED WITH MD GATEWAY
                  -------------------------------------------

MD GATEWAY/TM/

                                  SCHEDULE B

                  TRADEMARK RIGHTS ASSOCIATED WITH MD GATEWAY
                  -------------------------------------------

MD GATEWAY/TM/